UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2019

Catabasis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37467	26-3687168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square Bldg. 1400E, Suite B14202 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 349-1971

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☒

Item 1.01.          Entry into a Material Definitive Agreement.

On February 6, 2019, Catabasis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”) relating to an underwritten offering (the “Offering”) of 4,000,000 units (each a “Unit”), each Unit consisting of (i) one share of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (ii) 0.5 of a warrant to purchase one share of Common Stock (each a “Warrant”).  The public offering price of the Units was $5.00 per Unit, and the Underwriter has agreed to purchase the Units from the Company pursuant to the Underwriting Agreement at a price of $4.70 per Unit.

The Warrants included in the Units will be immediately exercisable at a price of $6.25 per share, subject to adjustment in certain circumstances, and will expire five years from the date of issuance. The shares of Common Stock are being offered together with the Warrants, but the securities comprising the Units will be issued separately and will be separately transferable.

The closing of the Offering is expected to take place on February 8, 2019, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the sale of the Units will be approximately $18.5 million after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for clinical trial and other research and development activities; continued growth of its manufacturing capabilities; initial investments in commercial and medical affairs infrastructure to support its transition to a commercial-stage company; and for working capital and other general corporate purposes.

The Units are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-212382), which became effective on July 19, 2016.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company and its officers and directors have agreed not to offer, sell, pledge or otherwise dispose of shares of Common Stock and other of the Company’s securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock for 90 days after February 6, 2019, without the prior written consent of Oppenheimer & Co. Inc..

The foregoing description of the material terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Warrants is not complete and is qualified in its entirety by reference to the full text of the form of Warrant, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, relating to the securities offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01  Other Events.

The Company issued a press release on February 6, 2019 announcing the pricing of the Offering.  The full text of the press release issued in connection with this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 6, 2019, by and between the Company and Oppenheimer & Co. Inc..

4.1	Form of Warrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

99.1	Press Release issued February 6, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATABASIS PHARMACEUTICALS, INC.

Date: February 6, 2019	By:	/s/ Deirdre A. Cunnane

Deirdre A. Cunnane,
Chief Legal Officer